SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2004

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On April 15, 2004, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2004.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 9.

Item 12. Results of Operations and Financial Condition

On April 15, 2004, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2004.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: April 15, 2004	By: /s/ STEVE P. FOSTER
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

April 15, 2004

LCNB CORP. REPORTS EARNINGS FOR

THE THREE MONTHS ENDED MARCH 31, 2004

LCNB Corp. today announced earnings of $1,662,000 or $0.99 basic earnings per share for the quarter ended March 31, 2004, compared to $1,606,000 or $0.93 per share for the first quarter of 2003.  Return on average assets for the quarters ended March 31, 2004 and 2003 were 1.32% and 1.28%, respectively.  Return on average equity for the first quarter, 2004 was 12.61%, compared to 12.36% for the first quarter, 2003.

Contributing $350,000 in after-tax gain, or $530,000 on a before-tax basis, to net income were gains from the sales of $11.4 million in investment securities and approximately $2.6 million in credit card receivables.  LCNB management decided to exit the credit card market and sell its receivables to MBNA America because of the high administrative costs of servicing a small credit card portfolio.  LCNB will continue to offer credit card products under a marketing agreement with MBNA.  Without these gains, LCNB’s return on average assets and return on average equity for the first quarter, 2004, would have been 1.04% and 9.95%, respectively.

Continued pressure on LCNB’s net interest margin (tax-equivalent net interest income divided by average interest-earning assets) caused by continued, historically low market interest rates largely offset the gains described above.  Net interest income for the first quarter declined $297,000, from $4,793,000 for the quarter ended March 31, 2003 to $4,496,000 for the first quarter of 2004.  The margin decreased from 4.32% for 2003 to 4.04% for 2004.

Non-interest income for 2004, excluding the investment security and credit card gains, was $1,648,000, or $133,000 greater than for the same period in 2003.  The increase is primarily the result of an increase in fee income of service charges on deposit accounts and an increase in trust income, partially offset by decreased activity in the real estate mortgage loan secondary market.

Non-interest expenses for the first quarter, 2004 totaled $4,280,000, or $345,000 greater than for the comparable period in 2003.  The increase was primarily due to increased costs for salaries and benefits, computer maintenance, office supplies, postage, and other miscellaneous expenses.

Total assets decreased $8.0 million, from $509.2 million at March 31, 2003 to $501.2 million at March 31, 2004.  Loans decreased $1.5 million, investment securities decreased $4.2 million, and federal funds sold decreased $3.1 million.  Comparing the same dates, total deposits decreased $6.2 million and long-term debt decreased $2.1 million.  Installment loans and credit card loans decreased a combined $12.8 million, while Homeline loans increased $6.8 million and commercial loans increased $5.4 million.  The deposit decrease was mostly in certificate of deposit, money fund deposit accounts, and NOW accounts, partially offset by a $9.9 million increase in demand deposit accounts.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with eighteen offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Year Ended March 31,

(Dollars in thousands, except per share amounts)

	2004	2003	% Change

Condensed Income Statement
Interest income	$ 6,358	7,117	-10.66%
Interest expense	1,862	2,324	-19.88%
Net interest income	4,496	4,793	-6.20%
Provision for loan losses	90	118	-23.73%
Net interest income after provision	4,406	4,675	-5.75%
Non-interest income	2,178	1,515	43.76%
Non-interest expense	4,280	3,935	8.77%
Income before income taxes	2,304	2,255	2.17%
Provision for income taxes	642	649	-1.08%
Net income	$1,662 =====	1,606 =====	3.49% =====
Basic earnings per common share	$ 0.99 =====	0.93 ====	6.45%
Dividends per common share	$ 0.55 =====	0.525 =====	4.76%
Average shares outstanding	1,686,791 =======	1,720,676 =======
Selected Balance Sheet Items
Investment securities	$139,853	144,062	-2.92%

Loans	318,662	320,193	-0.48%
Less allowance for loan losses	2,150	2,000	7.50%
Net loans	316,512	318,193	-0.53%

Total assets	501,176	509,172	-1.57%
Total deposits	439,139	445,356	-1.40%
Long-term debt	4,182	6,239	-32.97%
Total shareholders' equity	53,540	53,097	0.83%
Book value per share	$31.75	$30.87	2.85%
Shares outstanding at period end	1,686,214	1,720,193

Selected Financial Ratios
Return on average assets	1.32%	1.28%	0.78%
Return on average equity	12.61%	12.36%	0.16%
Equity to assets ratio	10.68%	10.43%	2.40%
Dividend payout ratio	55.56%	56.25%	-1.58%
Net interest margin *	4.04%	4.32%	-6.48%

* tax-equivalent basis

Assets Under Management
LCNB Corp. total assets	$501,176	509,172	-1.57%
Trust and investments **	168,649	119,012	41.71%
Mortgage loans serviced	52,856	42,640	23.96%
Business cash management	27,321	18,688	46.20%
Brokerage accounts **	14,552	5,125	183.94%
Total assets managed	$764,554 =======	694,637 =======	10.07%
** at fair market value